                                                                    EXHIBIT 99.1
                                                                    News Release

                                 [LOGO] UNITED
                                        BANKSHARES, INC.




For Immediate Release                                  Contact: Steven E. Wilson
July 19, 2002                                            Chief Financial Officer
                                                                  (304) 424-8704

                 United Bankshares, Inc. Announces 12% Increase
                   In Earnings for the Second Quarter of 2002

         PARKERSBURG, WV--United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the second quarter and the first half of 2002. Net income was $22.2 million or 51(cent) per diluted share for the second quarter of 2002, up 12% from $19.8 million or 47(cent) per diluted share earned during the second quarter of 2001. Net income for the first six months of 2002 was $44.0 million or $1.01 per diluted share, an increase of 13% compared to $39.1 million or 93(cent) per diluted share for the prior year's first six months.

         United's key performance indicators were strong for the three months and six months ended June 30, 2002. United's return on average assets was 1.62% for the quarter and first half of 2002 while the return on average equity was 17.02% and 17.10%, respectively. These key financial performance ratios are indicative of United's earnings strength and balanced capital levels. United continues to be one of the best performing regional banking companies in the nation.

         Tax-equivalent net interest income for the second quarter of 2002 was $54.2 million, an increase of $5.1 million or 10% from the second quarter of 2001. Tax-equivalent net interest income for the first six months of 2002 was $107.6 million, an increase of $11.4 million or 12% from the prior year's first six months. The net interest margin for the second quarter and first half of 2002 was 4.22% and 4.19%, respectively, as compared to net interest margins of 4.18% and 4.14% during the same periods last year. The margin increases from last year's results were primarily attributable to a $439 million and $497 million increase in average earning assets for the quarter and year-to-date, respectively, resulting mainly from the Century Bancshares acquisition that was consummated in December of 2001. On a linked quarter basis, tax-equivalent net interest income increased $744 thousand while the net interest margin increased 6 basis points to 4.22% from the first quarter of 2002.

         Noninterest income, excluding security transactions, for the second quarter of 2002 increased 12% from the second quarter of 2001 and 8% over the first quarter of 2002. These results were achieved primarily due to a combination of increased revenues from the mortgage banking and deposit services areas. Income from mortgage banking and deposit services increased 10% and 18%, respectively for the second quarter of 2002 as compared to the second quarter of 2001. On a linked-quarter basis, mortgage banking income increased by 11% while deposit services fees grew 9%. Noninterest income, excluding security transactions, for the first half of 2002 increased 15% from the first half of 2001 primarily due to increases of 16% and 18% in mortgage banking income and deposit services fees, respectively, during the first half of 2002.

United Bankshares, Inc. Announces
July 19, 2002
Page Two

         Noninterest expense increased 18% for the second quarter and first half of 2002 compared to the second quarter and first half of 2001 mainly due to increased employee salaries and benefits from the Century Bancshares acquisition. On a linked-quarter basis, noninterest expense was up 9% over the first quarter of 2002 due mainly to higher sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. The efficiency ratio was still a low 47.96% and 46.44% for the second quarter and first half of 2002, respectively. This ratio compares very favorably to regional and national peer group banking companies.

         Portfolio loans grew at an 11% annualized rate during the second quarter of 2002 paced by consumer and commercial loans, which grew at a 27% and 14% annualized rate, respectively. Total assets increased at a 5% annualized rate during the quarter. Shareholders' equity grew at an annualized rate of 22% during the second quarter while total deposits and total liabilities remained relatively flat. At June 30, 2002, book value per share was $12.53 compared to $11.81 per share at March 31, 2002.

         United's credit quality continues to be sound. Nonperforming loans were $15.0 million at June 30, 2002 as compared to $14.4 million at March 31, 2002 and $17.6 million at December 31, 2001. At quarter end, nonperforming loans represented 0.42% of loans, net of unearned income. Net charge-offs of $1.8 million for the second quarter of 2002 represented only 0.05% of average loans for the quarter compared to 0.05% and 0.11% of average loans for the quarters ended March 31, 2002 and December 31, 2001, respectively. Net charge-offs for the first half of 2002 were $3.6 million as compared to $4.0 million for the first half of 2001. For the quarters ended June 30, 2002 and 2001, the provision for loan losses was $1.7 million and $2.1 million, respectively, while the provision for the first six months was $3.9 million for 2002 as compared to $4.6 million for 2001. As of June 30, 2002, the allowance for loan losses was $47.7 million or 1.33% of loans, net of unearned income, compared to 1.35% at December 31, 2001.

         During the quarter, United's Board of Directors declared a cash dividend of 23(cent) per share. The annualized first half dividend of 46(cent) per share equals 92(cent) which would represent the twenty-ninth consecutive year of dividend increases for United shareholders.

         United Bankshares, with $5.6 billion in assets, presently has 84 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

                                  [LOGO] UNITED
                                         BANKSHARES, INC.

                    THE CHALLENGE TO BE THE BEST NEVER ENDS

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES
                                FINANCIAL SUMMARY
                    (In Thousands Except for Per Share Data)

                                                                Three Months Ended                  Six Months Ended
                                                           -----------------------------      -----------------------------
                                                              June 30        June 30             June 30        June 30
                                                                2002           2001                2002           2001
                                                           -----------------------------      -----------------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                          $    87,517     $    94,593        $   175,558     $   189,458
Interest expense                                                  33,322          45,467             67,912          93,244
Net interest income, taxable equivalent                           54,195          49,126            107,646          96,214
Taxable equivalent adjustment                                      2,779           2,897              5,582           5,765
Net interest income                                               51,416          46,229            102,064          90,449
Provision for loan losses                                          1,675           2,143              3,902           4,642
Income from mortgage banking operations                            7,148           6,469             13,598          11,694
Loss on security transactions                                       (289)           (718)              (593)           (576)
Other noninterest income                                          10,411           9,145             20,202          17,723
Noninterest expenses                                              34,829          29,453             66,859          56,449
Income taxes                                                       9,976           9,745             20,483          19,063
Net income                                                        22,206          19,784             44,027          39,136
Net income adjusted for impact of FAS 142/(1)/                    22,206          20,335             44,027          40,232
Cash dividends declared                                            9,801           9,530             19,670          18,705

PER COMMON SHARE:
Net income:
    Basic                                                           0.52            0.48               1.03            0.94
    Diluted                                                         0.51            0.47               1.01            0.93
    Diluted adjusted for impact of FAS 142/(1)/                     0.51            0.49               1.01            0.96
Cash dividends                                                      0.23            0.23               0.46            0.45
Book value                                                                                            12.53           10.77
Closing market price                                                                                  29.38           26.80
Common shares outstanding:
    Actual at period end, net of treasury shares                                                 42,560,428      41,308,168
    Weighted average- basic                                   42,691,886      41,466,564         42,793,408      41,584,502
    Weighted average- diluted                                 43,391,049      41,823,411         43,466,954      41,914,814

FINANCIAL RATIOS:
Return on average assets                                            1.62%           1.60%              1.62%           1.61%
Return on average shareholders' equity                             17.02%          17.54%             17.10%          17.70%
Average equity to average assets                                    9.54%           9.12%              9.47%           9.09%
Net interest margin                                                 4.22%           4.18%              4.19%           4.14%

                                                              June 30        June 30           December 31      March 31
                                                                2002           2001               2001            2002
                                                           -----------------------------      -----------------------------
PERIOD END BALANCES:
Assets                                                         5,625,130       5,094,607        $ 5,631,775     $ 5,557,581
Earning assets                                                 5,294,773       4,858,310          5,301,211       5,290,237
Loans, net of unearned income                                  3,590,305       3,204,163          3,502,334       3,491,455
Loans held for sale                                              284,230         198,591            368,625         223,388
Investment securities                                          1,412,112       1,450,917          1,428,716       1,473,583
Total deposits                                                 3,815,311       3,450,939          3,787,793       3,818,901
Shareholders' equity                                             533,183         444,967            506,529         505,636


/(1)/ As required, United discontinued the amortization of goodwill in accordance with Financial Accounting Standards Board Statement No. 142. These amounts have been adjusted for periods prior to January 1, 2002 to present those amounts on a comparable basis with the periods subsequent to January 1, 2002.